CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 29, 2004, relating to the financial statements and financial highlights which appear in the January 31, 2004 Financial Statements of Aetos Capital Multi-Strategy Arbitrage Fund, LLC, Aetos Capital Distressed Investment Strategies Fund, LLC, Aetos Capital Long/Short Strategies Fund, LLC, and Aetos Capital Market Neutral Strategies Fund, LLC, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights”, “Accountants and Legal Counsel” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

October 28, 2004